UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 30, 2013

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2013, Twin Cities Power Holdings, LLC (the “Company”) and its members entered into a First Amendment to its Amended and Restated Member Control Agreement (the “First Amendment”).

The First Amendment provides for the creation of a new class of 496 Series A Preferred Units (the “Series A Preferred”), the rights and preferences of which are set forth in a Certificate of Designation approved by the Company’s Board of Governors (the “Board”). Holders of Series A Preferred do not participate with the common units but are entitled to receive, when, as, and if declared, out of funds legally available therefor, non-cumulative cash distributions at a rate of $92.25 per unit per month, payable monthly in arrears. The Series A Preferred also has a liquidation preference of $5,535.00 per unit plus distributions which have been declared but not paid and interest thereon at a rate of 20% per annum from the declaration date. The Series A Preferred is not entitled to vote for members of the Board, is not redeemable except in limited circumstances, and may not be converted into common units.

The First Amendment also provided for the conversion of the Company’s 496 outstanding redeemable preferred units (the “Old Preferred”) into 496 units of the Series A Preferred and the cancellation of the Old Preferred.

Item 9.01. Financial Statements and Exhibits.

(d)

10.1	First Amendment to Amended and Restated Member Control Agreement of Twin Cities Power Holdings, LLC, dated July 30, 2013

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2013	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

3